Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

January 2016 Performance Update

Equinox Frontier Funds Supplement Dated January 31, 2016 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 2

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 2	January 31, 2016 MTD	January 31, 2016 YTD	NAV / Unit
Equinox Frontier Diversified Fund-2	6.48%	6.48%	$138.00
Equinox Frontier Long/Short Commodity Fund-2a	4.59%	4.59%	$111.06
Equinox Frontier Masters Fund-2	7.49%	7.49%	$136.09

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of January 31, 2016. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(30,359.61)
Unrealized trading gain (loss)	2,769,481.91
Less: Commissions	(40,956.39)
Less: Trading Fee paid to Managing Owner	(67,926.69)
Interest income	26,812.39

Total Income	2,657,051.61
EXPENSES
Broker service fees	7,162.11
Incentive fees	355,057.74
Management fees	48,364.34

Total Expenses	410,584.19

Net Income (Loss)	$2,246,467.42

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	267,239.51329	$34,633,100.73	$129.60
Current month additions	2,955.41307	404,044.46
Current month redemptions	(887.04104)	(119,194.97)
Net income (loss) for current month		2,246,467.42	8.40

Net asset value, end of current month	269,307.88532	$37,164,417.64	$138.00

Monthly rate of return			6.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(63,430.89)
Unrealized trading gain (loss)	140,661.56
Less: Commissions	(934.52)
Less: Trading Fee paid to Managing Owner	(2,485.25)
Interest income	647.48

Total Income	74,458.38
EXPENSES
Broker service fees	262.03
Incentive fees	11,832.53
Management fees	3,320.50

Total Expenses	15,415.06

Net Income (Loss)	$59,043.32

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	12,126.41190	$1,287,666.42	$106.19
Current month additions	0.00000	0.00
Current month redemptions	0.00000	0.00
Net income (loss) for current month		59,043.32	4.87

Net asset value, end of current month	12,126.41190	$1,346,709.73	$111.06

Monthly rate of return			4.59%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

EQUINOX FRONTIER MASTERS FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(168,034.95)
Unrealized trading gain (loss)	848,213.20
Less: Commissions	(5,552.02)
Less: Trading Fee paid to Managing Owner	(15,534.29)
Interest income	6,219.45

Total Income	665,311.39
EXPENSES
Broker service fees	1,638.03
Incentive fees	55,261.27
Management fees	18,191.73

Total Expenses	75,091.03

Net Income (Loss)	$590,220.36

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	62,346.95205	$7,893,358.76	$126.60
Current month additions	0.00000	0.00
Current month redemptions	(538.57735)	(72,034.47)
Net income (loss) for current month		590,220.36	9.49

Net asset value, end of current month	61,808.37470	$8,411,544.65	$136.09

Monthly rate of return			7.49%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 2

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(52,355.56)
Unrealized trading gain (loss)	4,453,151.14
Less: Commissions	(65,755.12)
Less: Trading Fee paid to Managing Owner	(109,081.24)
Interest income	43,057.80

Total Income	4,269,017.02
EXPENSES
Trading fees	0.00
Broker service fees	25,738.59
Incentive fees	570,463.64
Management fees	77,667.61

Total Expenses	673,869.84

Net Income (Loss)	$3,595,147.18

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	446,824.37727	$55,714,969.17	$124.69
Current month additions	12,698.90314	1,644,405.99
Current month redemptions	(12,028.15092)	(1,487,132.19)
Net income (loss) for current month		3,595,147.18	8.20

Net asset value, end of current month	447,495.12949	$59,467,390.15	$132.89

Monthly rate of return			6.58%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(649,124.74)
Unrealized trading gain (loss)	1,431,336.28
Less: Commissions	(9,434.77)
Less: Trading Fee paid to Managing Owner	(16,095.46)
Interest income	6,539.60

Total Income	763,220.91
EXPENSES
Trading fees	0.00
Broker service fees	6,831.04
Incentive fees	119,983.17
Management fees	45,674.14

Total Expenses	172,488.35

Net Income (Loss)	$590,732.56

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	115,092.61078	$13,092,851.42	$113.76
Current month additions	73.69366	8,094.95
Current month redemptions	(1,945.86424)	(245,563.85)
Net income (loss) for current month		590,732.55	5.00

Net asset value, end of current month	113,220.44020	$13,446,115.07	$118.76

Monthly rate of return			4.40%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(487,758.41)
Unrealized trading gain (loss)	2,457,958.63
Less: Commissions	(16,040.99)
Less: Trading Fee paid to Managing Owner	(44,907.25)
Interest income	17,979.02

Total Income	1,927,231.00
EXPENSES
Trading fees	0.00
Broker service fees	15,390.25
Incentive fees	159,906.13
Management fees	52,588.83

Total Expenses	227,885.21

Net Income (Loss)	$1,699,345.79

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	192,324.74245	$22,828,297.93	$118.70
Current month additions	504.18000	63,973.80
Current month redemptions	(3,576.70305)	(447,179.18)
Net income (loss) for current month		1,699,345.79	8.88

Net asset value, end of current month	189,252.21940	$24,144,438.34	$127.58

Monthly rate of return			7.48%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND